Exhibit 5.4

October 10, 2012

Ameristar Casinos, Inc.
3773 Howard Hughes Parkway
Suite 490S
Las Vegas, Nevada 89169

Re:                       Registration Statement on Form S-4 $240,000,000  Principal Amount of
7.50% Senior Notes due 2021

Ladies and Gentlemen:

We have acted as special Mississippi counsel to Ameristar Casinos, Inc., a Nevada corporation (the “Company”), and its wholly-owned subsidiary, Ameristar Casinos Vicksburg, Inc. (the “Mississippi Guarantor”), a Mississippi corporation, in connection with the registration under the Securities Act of 1933, as amended (the “Act”), pursuant to the registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “SEC”), of (i) $240,000,000 principal amount of 7.50% Senior Notes due 2021 (the “Notes”) of the Company, to be issued in exchange for the Company’s outstanding 7.50% Senior Notes due 2021 (the “Outstanding Notes”) pursuant to that certain indenture including a guarantee, dated as of April 14, 2011 (the “Base Indenture”), by and among the Company, the Guarantors named therein and party thereto (including the Mississippi Guarantor), and Wilmington Trust, National Association (as successor by merger to Wilmington Trust FSB), as trustee (the “Trustee”), as amended by (i) that certain supplemental indenture dated as of February 23, 2012 (the “First Supplemental Indenture”), by and among the Company, the Guarantors named therein and party thereto (including the Mississippi Guarantor) and the Trustee, (ii) that certain supplemental indenture dated as of April 26, 2012 (the “Second Supplemental Indenture”), by and among the Company, the Guarantors named therein and party thereto (including the Mississippi Guarantor) and the Trustee, and (iii) that certain supplemental indenture dated as of July 18, 2012 (the “Third Supplemental Indenture, and collectively with the Base Indenture, First Supplemental Indenture, and Second Supplemental Indenture, the “Indenture”), by and among the Company, the Guarantors named therein and party thereto (including the Mississippi Guarantor) and the Trustee.  This opinion is being issued and delivered to you to be filed as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.  Capitalized terms used herein, unless otherwise defined, shall have the meanings ascribed to them in the Indenture.

October 10, 2012

As such special Mississippi counsel, and for the purpose of rendering this opinion, we have examined originals, or copies identified to our satisfaction as being true copies of such records, documents and other instruments as in our judgment are necessary or appropriate to enable us to render the opinions expressed below, including, but not limited to, the following:

(i)	the Registration Statement;

(ii)	the Prospectus;

(iii)	the Indenture, including the guarantees therein (the “Guarantees”);

(iv)	the Notes;

(v)

the articles of incorporation and bylaws, each as amended through the date hereof and as certified by the Officer Certificates, of the Mississippi Guarantor (respectively, the “Articles of Incorporation” and “Bylaws”);

(vi)

the certificate dated as of April 14, 2011 of the duly elected, qualified and authorized secretary of the Mississippi Guarantor given in connection with the Indenture and Guarantees as to certain factual matters (the “Original Officer Certificate”);

(vii)

the certificate dated as of April 26, 2012, and the certificate dated as of the date hereof of the duly elected, qualified and authorized secretary of the Mississippi Guarantor, delivered in connection with the Indenture and Guarantees (collectively, the “Bring-Down Officer Certificate,” and together with the Original Officer Certificate, the “Officer Certificates”);

(viii)

the resolutions adopted by the board of directors of the Mississippi Guarantor dated as of April 4, 2012 with respect to the transactions referred to in the Indenture and Guarantees and as certified by the Officer Certificates; and

(ix)	the certificate of existence for the Mississippi Guarantor, as issued by the Secretary of State of the State of Mississippi on October 3, 2012 (the “Certificate of Existence”);

The documents listed above in paragraphs (i) through (iv), inclusive, are hereinafter collectively referred to as the “Operative Documents.”  The documents listed above in paragraphs (v) through (viii), inclusive, are hereinafter collectively referred to as the “Organizational Documents.”

In our capacity as special Mississippi counsel to the Company and the Mississippi Guarantor in connection with the registration contemplated by the Registration Statement, we are familiar with the proceedings taken and proposed to be taken by the Mississippi Guarantor in connection with the authorization and issuance of the Notes and the Guarantees.  We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for purposes of this opinion, except where a statement is qualified as to knowledge or awareness, in which case we have made no or limited inquiry as specified below.  We have been furnished with, and have relied upon, as to factual matters only, the Certificate of Existence, the Officer Certificates and assurances of the officers and other representatives of the Company and Mississippi Guarantor, and of public officials as we have deemed necessary for the purpose of rendering the opinions set forth herein.

October 10, 2012

As to questions of fact material to our opinions, we have also relied upon the statements of fact and the representations and warranties as to factual matters contained in the Operative Documents; however, except as otherwise expressly indicated, we have not been requested to conduct, nor have we undertaken, any independent investigation to verify the content or veracity thereof or to determine the accuracy of any statement, and no inference as to our knowledge of any matters should be drawn from the fact of our representation of the Company or the Mississippi Guarantor.

Without limiting the generality of the foregoing, in rendering this opinion, we have assumed without independent verification that (i) each natural person executing a document has sufficient legal capacity to do so and to enter into and perform the transactions contemplated thereby; (ii) all documents submitted to us as originals are authentic, (iii) the signatures on all documents that we have examined are genuine, (iv) all documents submitted to us as certified, conformed, photostatic or facsimile copies conform to the original documents; and (v) that the Trustee and any holder of any Outstanding Note has not exercised, and any holder of any Outstanding Note or Note will not exercise, significant influence (as set forth in Section 75-76-61 of the Mississippi Gaming Control Act and other provisions of the Gaming Laws of the State of Mississippi) over the gaming activities or operations of the Company or the Mississippi Guarantor.

While certain members of our firm are admitted to practice in jurisdictions other than the State of Mississippi, for purposes of this letter, we have examined only the laws of the State of Mississippi.  No opinion is expressed herein with respect to (i) the qualification of the Notes or Guarantees under the securities or blue sky laws of any federal, state or foreign jurisdiction, (ii) the compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof, (iii) tax, insolvency, antitrust, pension, employee benefit, environmental, intellectual property, banking, insurance, labor, and health and safety laws or (iv) the laws of any county, municipality or any other political subdivision or local governmental agency or authority.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, exceptions and assumptions set forth herein, we are of the opinion that:

1.                                    The Mississippi Guarantor is a corporation organized and validly existing under the laws of the State of Mississippi.

2.                                    The Mississippi Guarantor has the requisite corporate power and authority to execute, deliver and perform its obligations under the Indenture and the Guarantees.

3.                                    The Mississippi Guarantor has taken all necessary corporate action to authorize the execution and delivery of and performance of its obligations under the Indenture and Guarantees and has duly executed and delivered the Indenture.

4.                                    The execution and delivery by the Mississippi Guarantor of the Indenture and the Guarantees, and the performance by the Mississippi Guarantor of its respective obligations under the Indenture and the Guarantees, do not require the Mississippi Guarantor to obtain any approval by or make any filing with any governmental authority under any statute, rule or regulation of the State of Mississippi, other than (i) approvals and filings previously obtained or made and in full force and effect, and (ii) in accordance with Mississippi Gaming Commission Regulation II. I. Section 11, the filing of a report of the transactions contemplated by the Operative Documents by and for the Mississippi Guarantor within thirty (30) days following the date hereof.

October 10, 2012

5.                                    The execution and delivery of the Indenture by the Mississippi Guarantor has not violated (i) any applicable statute, rule or regulation of the State of Mississippi or (ii) its Articles of Incorporation and Bylaws.  If executed and delivered on the date hereof, the execution and delivery of the Guarantees by the Mississippi Guarantor would not violate (i) any applicable statute, rule or regulation of the State of Mississippi or (ii) its Articles of Incorporation and Bylaws.

We advise you that while the Company and Mississippi Guarantor (i) have received a waiver granted by the Mississippi Gaming Commission from the prior approval requirements under the Mississippi Gaming Control Act and the rules and regulations promulgated thereunder with respect to private placements and public offerings of its securities, and (ii) the Mississippi Gaming Commission has approved of restrictions on the transfer of, and agreements not to encumber, the stock or other equity interests of Mississippi Guarantor  and related guaranties by Mississippi Guarantor with respect to such offerings, the Mississippi Gaming Commission retains the ability to issue a “stop order” with respect to any such offerings.  Such an order may be issued for any cause deemed reasonable by the Executive Director of the Mississippi Gaming Commission.

We render no opinion herein as to matters involving the laws of any jurisdiction other than the State of Mississippi.  This opinion is limited to the effect of the current state of the laws of the State of Mississippi and the facts as they currently exist.  We assume no obligation to revise or supplement this opinion in the event of future changes in such laws or facts after such time as the Registration Statement is declared effective.  No opinions are offered or implied as to any matter, and no inference may be drawn, beyond the strict scope of the specific issues expressly addressed by the opinions set forth herein.

We consent to your filing this opinion as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and to the reference to our firm contained in the Prospectus under the heading “Legal Matters.”  In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Jones, Walker, Waechter, Poitevent, Carrère & Denègre L.L.P.

JONES, WALKER, WAECHTER, POITEVENT,
CARRÈRE & DENÈGRE L.L.P.